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                                                                       EXHIBIT 5

                                                                  APRIL   , 1994

Kemper Corporation
One Kemper Drive
Long Grove, Illinois 60049-0001

RE: REGISTRATION STATEMENT ON FORM S-4 (THE "REGISTRATION STATEMENT") RELATING
    TO THE EXCHANGE OFFER OF $200,000,000 AGGREGATE PRINCIPAL AMOUNT OF 6.875% NOTES DUE 2003, SERIES A

Ladies and Gentlemen:

     I am General Counsel of Kemper Corporation (the "Company") and have acted as counsel in connection with the proposed registration under the Securities Act of 1933, as amended (the "Securities Act"), of $200,000,000 aggregate principal amount of 6.875% Notes Due 2003, Series A (the "Notes"), to be issued pursuant to the Indenture dated September 15, 1993 between the Company and The First National Bank of Chicago, as Trustee (the "Indenture").

     In rendering the following opinion, I have examined executed counterparts of the Indenture and have assumed the due authorization, execution and delivery of the Indenture by all parties thereto other than the Company. I have also assumed that the Indenture constitutes the legal, valid and binding obligations of all parties thereto other than the Company, enforceable against such parties in accordance with its terms. I have reviewed certain corporate proceedings of the Company and have examined originals or copies, certified to my satisfaction, of such corporate records, certificates of public officials or representatives of the Company and other documents as I have deemed necessary or advisable in connection with rendering the opinion hereinafter set forth.

     Based upon the foregoing and having regard of such legal considerations as I have deemed relevant, I am of the opinion that, after the Registration Statement shall have become effective under the Securities Act and the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended, the Notes, when authorized, issued, executed, authenticated and delivered in accordance with the Indenture, will be legally issued and will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and subject to general principles of equity.

     The foregoing opinion is limited to the laws of the United States and the State of Illinois and the General Corporation Law of the State of Delaware, and I express no opinion with respect to the laws of any other state or jurisdiction. I have also relied as to certain matters upon information obtained from public officials believed by me to be responsible.

     I express no opinion or belief as to the financial statements, the related schedules or other financial data contained in the Registration Statement.

     The opinion contained herein is limited to the matters covered therein as of the date hereof, and I assume no responsibility for updating this opinion. This opinion is not to be used or relied upon by any person or entity other than the Company for any purpose without my prior written consent.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to me under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving this consent, I do not concede that I am an expert within the meaning of the Securities Act or the rules or regulations thereunder.

                                          Very truly yours,

                                          Kathleen A. Gallichio
                                          General Counsel